Exhibit 4.E




                             MASTER TRUST AGREEMENT

                                     Between
        _________________________________________________________________


                               FORD MOTOR COMPANY

                                       And

                        FIDELITY MANAGEMENT TRUST COMPANY

        _________________________________________________________________




                         FORD DEFINED CONTRIBUTION PLANS

                                  MASTER TRUST












                       Dated as of September 30, 1995 and
                   Amended and Restated as of October 25, 1997

                                TABLE OF CONTENTS


Section                                                                  Page
-------                                                                  ----

 1    Definitions......................................................   2

 2    Trust............................................................   5
      (a) Establishment of Trust
      (b) Trust Property

 3    Exclusive Benefit and Reversion of Company Contributions.........   5

 4    Investment of Master Trust.......................................   5
      (a) Selection of Investment Options
      (b) Available Investment Options
         (1) Fidelity Mutual Funds
         (2) Outside Mutual Funds
         (3) Ford Stock Fund
         (4) Associates Stock Fund
         (5) Confidentiality of Member Records
             Relating to Employer Stock Funds
         (6) Loans to Participants
         (7) Commingled Pools
         (8) Separately Managed Portfolios
         (9) Investment Contracts
      (c) Master Trustee Powers
      (d) Investment Authority

 5    Participant Directions............................................  20
      (a) Investments
      (b) Disbursements

 6    Recordkeeping and Administrative Services to Be Performed.........  21
      (a) General
      (b) Accounts
      (c) Inspection and Audit
      (d) Effect of Plan Amendment
      (e) Returns, Reports and Information
      (f) Allocation of Plan Interests

 7    Compensation and Expenses.........................................  22

 8    Directions and Indemnification....................................  23
      (a) Directions from Company or Administrator
      (b) Conduct
      (c) Co-Fiduciary Liability
      (d) Responsibility
      (e) Survival

 9    Resignation or Removal of Master Trustee .........................  24
      (a) Resignation
      (b) Removal

                                TABLE OF CONTENTS
                                   (Continued)


Section                                                                 Page
-------                                                                 ----

10    Successor Master Trustee.........................................  24
      (a) Appointment
      (b) Acceptance
      (c) Corporate Action

11    Termination......................................................  25

12    Resignation, Removal, and Termination Notices....................  25

13    Duration.........................................................  25

14    Amendment or Modification........................................  25

15    General..........................................................  26
      (a) Performance by Master Trustee, its Agents or Affiliates
      (b) Entire Agreement
      (c) Waiver
      (d) Successors and Assigns
      (e) Partial Invalidity
      (f) Section Headings

16    Governing Law........................................ ...........  26
      (a) Massachusetts Law Controls
      (b) Which Agreement Controls

17    Plan Qualification...............................................  27

Schedules

     A.  Recordkeeping and Administrative Services
     B.  Fee Schedule
     C.  Investment Options
     D.  IRS Determination Letter or Opinion of Counsel
     E.  Existing GICs
     F.  Telephone Exchange Guidelines
     G.  Investment Guidelines for Interest Income Fund
     H.  Operational Guidelines for the Ford Motor
         Company Savings Plan Common Stock and Bond Funds
     I. Flexible Dividend Operating Procedures

     TRUST AGREEMENT, originally dated as of the 30th day of September, 1995, and amended and restated as of October 25, 1997, between FORD MOTOR COMPANY, a Michigan corporation, having an office at 15041 Commerce Drive South, Dearborn, Michigan 48121 (the "Company"), and FIDELITY MANAGEMENT TRUST COMPANY (FMTC), a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Master Trustee").

                                   WITNESSETH:

     WHEREAS, the Company is the sponsor of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees (the "SSIP") and the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees (the "TESPHE") and the Company is the Named Fiduciary (within the meaning of Section 402(a) of ERISA), for the SSIP and the TESPHE; and

     WHEREAS, the Master Trustee has been appointed as Trustee by the Company under the SSIP and the TESPHE; and

     WHEREAS, the Company desires to establish a Master Trust for the purpose of commingling for investment and administrative purposes some or all of the assets in the trusts established under the SSIP and the TESPHE; and

     WHEREAS, the Jaguar USA Plan merged with and into the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees on January 1, 1997; and

     WHEREAS, the USL Capital Corporation Retirement Plan merged with and into the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees on March 3, 1997; and

     WHEREAS, the Hourly division of the AAI Services, Inc. Plan merged with and into the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees on August 1, 1997; and

     WHEREAS, the Company may in the future adopt savings plans and subsidiaries and affiliates of the Company may have adopted or may adopt in the future savings plans under which assets may appropriately be included in the Master Trust with the consent of the Company and the Master Trustee; and

     WHEREAS, the Master Trustee is willing to hold and invest such assets of the SSIP and TESPHE and of other such plans in the future; and

     WHEREAS, Comerica Bank has been appointed by the Company as trustee for a separate trust under the ESOP to hold the unallocated shares of Ford Motor Company Common Stock and to borrow such funds as shall be deemed necessary to purchase such shares on behalf of the ESOP.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Company and the Master Trustee agree as follows:

Section 1. Definitions. The following terms as used in this Master Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

(a) "Administrator" shall mean, with respect to the SSIP and TESPHE, Ford Motor Company and, with respect to plans whose assets may be included in the future, the sponsor of such plans.

(b) "Agreement" shall mean this Master Trust Agreement, as the same may be amended and in effect from time to time.

(c)  "Associates" shall mean the Associates First Capital Corporation.

(d) "Associates Stock" shall mean the publicly-traded Class A common stock of the Associates which meets the requirements of Section 407(d)(5) of ERISA with respect to the Plans.

(e) "Associates Stock Fund" shall mean the investment option in which investments of Associates Stock are made.

(f) "Code" shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

(g) "Commingled Pool" shall mean a group trust collective investment fund maintained by a bank or trust company for plans qualified under Section 401(a) of the Code which is exempt from tax under Section 501(a) of the Code.

(h) "Company" shall mean Ford Motor Company, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of the Company under this Agreement.

(i) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(j) "ESOP Trustee" shall mean Comerica Bank or such successor trustee for unallocated shares of Ford Stock under the ESOP, as appointed by Ford Motor Company.

(k) "Existing GICs" shall mean each class year guaranteed investment contract heretofore entered into by the Company or predecessor trustee and specifically identified on Schedule "E" attached hereto.

(l) "FBSI" shall mean Fidelity Brokerage Services, Inc., an affiliate of the Trustee.

(m) "Fidelity Mutual Fund" shall mean any investment company advised by Fidelity Management & Research Company (or any of its affiliates) which is listed on Schedule "A".

(n) "Ford Stock" shall mean the publicly-traded common stock of the Company which meets the requirements of section 407(d)(5) of ERISA with respect to the Plans.

(o) "Ford Stock Fund" shall mean the investment option in which investments of Ford Stock are made.

(p)  "GICs" shall mean guaranteed investment contracts.

(q) "Grandfathered ESOP Shares" shall mean the shares in the ESOP as of August 1, 1989 or such lower amount of shares, if the number of shares ever drops below the number of shares as of August 1, 1989.

(r) "Group Trust" shall mean The Fidelity Group Trust for Employee Benefit Plans, a group trust maintained by the Trustee for qualified plans.

(s) "Investment Manager" shall mean (i) an investment adviser registered under the Investment Advisers Act of 1940 (ii) a bank, as defined in that Act or
     (iii) an insurance company qualified to perform investment management service under the laws of more than one state and who has acknowledged in writing that they are a fiduciary under the Plan.

(t) "Master Trust" shall mean the Ford Defined Contribution Plan Master Trust, being the trust established by the Company and the Master Trustee pursuant to the provisions of this Agreement.

(u) "Master Trustee" shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 10(c). The term Master Trustee shall also include any successor trustee appointed pursuant to
     Section 10 to the extent such successor agrees to serve as Master Trustee under this Agreement.

(v)  "Named Fiduciary" shall mean the Ford Motor Company.

(w) "NAV" shall mean the net asset value of a single unit or share held by a Participant in any investment option.

(x) "Outside Mutual Fund" shall mean any investment company not advised by Fidelity Management & Research Company (or any of its affiliates) which is listed on Schedule "A".

(y) "Participant" shall mean, with respect to the Plans, any employee, former employee, or alternate Payee with respect to a Qualified Domestic Relations Order (QDRO) with an account under the Plan, which has not yet been fully distributed and/or forfeited, and shall include the designated beneficiary(ies) with respect to the account of any deceased employee (or deceased former employee) until such account has been fully distributed and/or forfeited, or any other person entitled to benefits with respect to the Plans.

(z) "Participant Recordkeeping Reconciliation Period" shall mean the period beginning on the date of the initial transfer of assets to the Master Trust and ending on the date of the completion of the reconciliation of participant records.

(aa) "Plans" shall mean the Ford Motor Company qualified plans designated in the recitals and shall include such other qualified defined contribution plans which are maintained by the Company or any of its subsidiaries or affiliates for the benefit of their eligible employees as may be designated by the Company in writing to the Trustee as Plans hereunder. Each reference to "a Plan" or "the Plans" in this Agreement shall mean and include the Plan or Plans to which the particular provision of this Agreement is being applied or all Plans, as the context may require.

(bb) "Reporting Date" shall mean the last day of each calendar quarter, the date as of which the Trustee resigns or is removed pursuant to Section 9 hereof and the date as of which this Agreement terminates pursuant to Section 11 hereof.

Section 2.  Trust.

     (a) Establishment of Trust. The Company hereby appoints the Master Trustee as trustee and the Master Trustee hereby accepts the trust on the terms and conditions hereinafter set forth.

     (b) Trust Property. The Master Trust shall consist of money or other property acceptable to the Master Trustee, in its sole discretion, that (i) are transferred to it by Comerica Bank, predecessor trustee under the SSIP and the TESPHE, on behalf of separate trusts established under each such plan concurrently with the establishment of this Master Trust, or by the trustee of such trusts, (ii) are paid to it by the Company or transferred to it from the trustee of a separate trust under each plan permitted by the Company and the Master Trustee to participate in the Master Trust, (iii) are paid to it by the Company or other subsidiaries with respect to such plans in the forms of additional sums of money or Ford Stock or other property acceptable to the Master Trustee, (iv) are paid to it by the Company or by participants to the Plan as contributions to the Plan or that may be rolled over in cash by an eligible employee from the plan of such employee's prior employer or from a "conduit IRA", pursuant to the provisions of any plan participating in the Master Trust and the provisions of the Summary Plan Description applicable to such plan, and (v) are transferred to it in the form of shares of Ford Stock by the ESOP Trustee.

Section 3. Exclusive Benefit and Reversion of Company Contributions. Except as provided under applicable law and the provisions of each of the plans participating in the Master Trust, no part of the Master Trust allocable to any plan participating in the Master Trust may be used for, or diverted to, purposes other than the exclusive benefit of the participants in such Plans or their beneficiaries or other person entitled thereto prior to the satisfaction of all liabilities with respect to the participants and their beneficiaries.

Section 4. Investment of Master Trust.

     (a) Selection of Investment Options. The Master Trustee shall have no responsibility for the selection of investment options under the Master Trust, and shall not render investment advice to any person in connection with the selection of such options.

     (b) Available Investment Options. The Company shall direct the Master Trustee as to what investment options: (i) the Master Trust shall be invested during the Participant Recordkeeping Reconciliation Period, and (ii) the investment options in which Participants may invest in following such period, subject to the limitations described in this Section 4. The Company may determine to offer as investment options: (i) Fidelity Mutual Funds, (ii) Outside Mutual Funds, (iii) Separately Managed Portfolios, (iv) Ford Stock Fund,
(v) Associates Stock Fund, (vi) Notes evidencing loans to Participants in accordance with the terms of the Plans, (vii) Existing GICs, and (viii) Commingled Pools. The investment options selected by the Company are identified on Schedule "A" attached hereto and in the Summary Plan Description provided to plan participants. The Company may add, delete or substitute additional investment options upon mutual amendment of this Master Trust Agreement and the Schedules thereto to reflect such additions.

     (1) Fidelity Mutual Funds. The Company hereby acknowledges that it has received from the Master Trustee a copy of the prospectus for each Fidelity Mutual Fund selected by the Company as a Plan investment option. Master Trust investments in Fidelity Mutual Funds shall be subject to the following limitations:

          (i) Execution of Purchases and Sales. Purchases of Fidelity Mutual Funds with contributions made by the Company or participants (other than for exchanges) shall be made on the date on which the Master Trustee receives from the Company in good order the information and documentation necessary to accurately effect such purchases or, if later, the date on which the Master Trustee has received a wire transfer of funds necessary to make such purchase. Exchanges or sales of Fidelity Mutual Funds shall be made at the direction of Participants in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "F".

          (ii)Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Fidelity Mutual Fund, the Master Trustee shall send a copy of the notice and all proxy solicitation materials to each Participant who has shares of the Fidelity Mutual Fund credited to the Participant's accounts, together with a voting direction form for return to the Master Trustee or its designee. The Participant shall have the right to direct the Master Trustee as to the manner in which the Master Trustee is to vote the shares credited to the Participant's accounts (both vested and unvested). The Master Trustee shall vote the shares only as directed by the Participant. With respect to all rights other than the right to vote, the Master Trustee shall follow the directions of the Participant.

     (2) Outside Mutual Funds: Master Trust investments in Outside Mutual Funds, shall be subject to the following limitations:

          (i) Execution of Purchases and Sales. Purchases, sales and exchanges of the Outside Mutual Funds shall be made in accordance with the operating procedures established for each fund.

          (ii)Voting. The Master Trustee shall provide each Participant with the right to direct the manner in which Outside Mutual Fund shares credited to the Participant's account shall be voted. The Master Trustee may retain at its expense the services of a third-party vendor to handle proxy solicitation mailings and tabulation for Outside Mutual Funds. The Master Trustee or third party vender shall send the notice of stockholders' meeting and all proxy solicitation materials to each Participant who has shares of the Outside Mutual Fund credited to the Participant's account, together with a voting direction form for return to the Master Trustee or the third-party vendor acting as its designee. Outside Mutual Fund shares shall be voted as directed by the Participant. The Master Trustee shall not vote shares of Outside Mutual Funds for which it has received no directions from Participants.

     (3) Ford Stock Fund. Master Trust investments in Ford Stock shall be made via the Ford Stock Fund. While investments in the Ford Stock Fund shall consist primarily of shares of Ford Stock, in order to satisfy daily participant requests for transfers and payments, the Ford Stock Fund shall also hold cash or other short-term liquid investments. Such holdings may include investments in
(i) Fidelity Institutional Cash Portfolios: Money Market: Class I "FICAP", or
(ii) such other Mutual Fund or commingled pool as agreed to by the Company and Master Trustee. A target percentage and drift allowance for short-term liquid investments shall be agreed to in writing by the Company and Master Trustee, and the Master Trustee shall be responsible for ensuring that the percentage of these investments falls within the agreed upon range over time. The Company shall have the right to direct the Master Trustee as to the manner in which the Master Trustee is to vote the shares of a mutual fund used as the liquidity reserve.

     Each participant's proportional interest in the Ford Stock Fund shall be measured in units of participation, rather than shares of Ford Stock. Such units shall represent a proportionate interest in all of the assets of the Ford Stock Fund, which includes shares of Ford Stock, short-term, liquid investments and at times, receivables for dividends, interest or Ford Stock sold and payables for Ford Stock purchased.

     Each day, the Master Trustee shall determine a NAV for each unit outstanding of the Ford Stock Fund. The NAV will fluctuate daily and shall be adjusted by dividends paid on the shares of Ford Stock held by the Ford Stock Fund, gains or losses realized on sales of Ford Stock, appreciation or depreciation in the market price of shares owned, and interest on the short-term investments held by the Ford Stock Fund.

     Dividends on shares in excess of the Grandfathered ESOP shares and received by the Ford Stock Fund shall, according to direction from Participants or the Named Fiduciary, either be: a) paid to the Participant in cash; or b) retained by the Trustee in the Ford Stock Fund and used to allocate additional units of such fund to the accounts of Participants who have elected to have dividends reinvested.

     Notwithstanding the foregoing paragraph, no Participant shall be entitled to elect a cash dividend unless the dividends attributable to such Participant with respect to the Ford stock Fund exceeds $10.00 for any given dividend payment. In the event dividends attributable to any Participant are $10.00 or less, the dividends shall be reinvested in the Ford Stock Fund as if the Participant had so elected.

     In the absence of valid Participant or Named Fiduciary direction to the contrary, the Named Fiduciary hereby directs the Trustee to pay out the dividend to the Participant in cash.

     The Trustee shall pay or reinvest dividends according to the direction of Participants or the Named Fiduciary direction in accordance with the Flexible Dividend Operating Procedures attached hereto as Schedule "I".

     All cash dividends shall be paid net of any required withholding. The Trustee shall withhold and remit taxes, and file information returns with the Internal Revenue Service (Forms 1099-DIV) with respect to cash dividends in accordance with information supplied by Participants or the Company or as otherwise required by I.R.C Section 3406.

     The Master Trustee shall pay to Participants in accordance with their elections amounts paid to it by the Company as cash dividends for Participants. The Company shall indemnify and hold harmless the Trustee and its affiliates from any loss, claim or damage (including reasonable attorneys' fees and expenses) arising in connection with the Master Trustee's payment or failure to pay such amounts and any other matters related to the operation of the flexible dividend program not attributable to the negligence of the Trustee.

     The Master Trustee shall act in accordance with the directions of the ESOP Trustee as to the proper amount of cash dividends payable on Company Stock from time to time to be transferred to the ESOP Trustee for the repayment of the ESOP loan(s) and the number of shares of Company Stock to be transferred from the ESOP Trustee to the Master Trustee to be allocated to the accounts of plan participants in the Ford Stock Fund.

Investments in Ford Stock shall be subject to the following limitations:

          (i) Acquisition Limit. Pursuant to the applicable provisions of Plans, the Master Trust may be invested in Ford Stock to the extent necessary to comply with investment directions under Section 4(b)(3) of this Agreement.

          (ii)Fiduciary Duty of Company. Except as may otherwise be permitted under Section 404(c) of ERISA, the Company shall continually monitor the suitability under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA) of acquiring and holding Ford Stock. The Master Trustee shall not be liable for any loss, or by reason of any breach, which arises from the provisions of the Plans with respect to the acquisition and holding of Ford Stock, unless it is clear on their face that the actions to be taken would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of the Plans or this Agreement. It shall be the responsibility of the Company to determine and assure that any securities which are issued by the Company and which are to be held in the Master Trust satisfy the definition of Ford Stock. At the request of the Master Trustee, the Company shall provide a legal opinion reasonably satisfactory to the Master Trustee that any such securities meet the definition of Ford Stock.

          (iii) Execution of Purchases and Sales. (A) Purchases and sales of Ford Stock shall be made on the open market, as necessary to maintain the target cash percentage and drift allowance for the Stock Fund, provided that:

               (1) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

               (2) If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day, then the Trustee shall purchase such shares as soon as possible thereafter. The Trustee may follow directions from the Company to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Company. If directed by the Company prior to the trade date, purchases from the Company shall be transacted at a price to be mutually agreed upon, and no commission fees shall be charged to the Ford Stock Fund for such trades. Exchanges of Ford Stock Fund units by participants shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "F".

          (B) It is intended that with respect to the purchase of Ford Stock in the market, FMTC will qualify as an "agent independent of the issuer" within the meaning of Rule 10b-18 under the Securities Exchange Act of 1934 as amended. Accordingly, neither the Administrator or any affiliate of the Administrator, may exercise any direct or indirect control or influence over the time when or the prices at which FMTC purchases shares of Ford Stock in the market under the Plan, the amounts to be purchased, the manner in which the shares are to be purchased, or the selection of a broker or dealer through which purchases are executed. Purchases and sales of Ford Stock (other than for exchanges) shall be made by FMTC when FMTC receives from the Administrator in good order all information and documentation necessary to accurately effect such purchases and sales (or, in the case of purchases, when FMTC has received a wire transfer of the funds necessary to make such purchases).

          (iv) Securities Law Reports. The Company shall be responsible for filing all reports required under Federal or state securities laws with respect to the Master Trust's ownership of Ford Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, except for any such reports which the Master Trustee is required to file, and shall immediately notify the Master Trustee in writing of any requirement to stop purchases or sales of Ford Stock pending the filing of any report. The Master Trustee shall provide to the Company such information on the Master Trust's ownership of Ford Stock as the Company may reasonably request in order to comply with Federal or state securities laws.

          (v) Voting. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting of Ford Stock. The Company, after consultation with the Master Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting of Ford Stock.

               (a) When the Company prepares for any annual meeting, the Company shall notify the Master Trustee thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Master Trustee. Based on these materials the Master Trustee shall prepare a voting instruction form. At the time of mailing of notice of each annual or special stockholders' meeting of the issuer of the Ford Stock, the Master Trustee shall cause a copy of the notice and all proxy solicitation materials to be sent to each Participant, together with the foregoing voting instruction form to be returned to the Master Trustee or its designee. The form shall show the number of full and fractional shares of Ford Stock attributable to the Participant's interest in the Ford Stock Fund.

               (b) Each Participant shall have the right to direct the Master Trustee as to the manner in which the Master Trustee is to vote that number of shares of Ford Stock attributable to the Participant's interest in the Ford Stock Fund. Directions from a Participant to the Master Trustee concerning the voting of Ford Stock shall be communicated in writing, or by mailgram or similar means as determined by the Master Trustee. Upon its receipt of the directions, the Master Trustee shall vote the shares of Ford Stock as directed by the Participant. The Master Trustee shall vote shares of Ford Stock credited to a Participant's accounts for which it has received no directions from the Participant in the same proportion on each issue as it votes those shares credited to Participants' accounts for which it received voting directions from Participants.

     (vi) General. With respect to all rights other than the right to vote, in the case of Ford Stock attributable to a Participant's interest in the Ford Stock Fund, the Trustee shall follow the directions of the Participant.

     (vii) Conversion. All provisions in this Section 4(b)(3) shall also apply to any securities received as a result of a conversion of Ford Stock.

     (4) Associates Stock Fund. Master Trust investments in Associates Stock shall be made via the Associates Stock Fund. While investments in the Associates Stock Fund shall consist primarily of shares of Associates Class A Stock, in order to satisfy daily participant requests for transfers and payments, the Associates Stock Fund shall also hold cash or other short-term liquid investments. Such holdings may include investments in (i) Fidelity Institutional Cash Portfolios: Money Market: Class I "FICAP", or (ii) such other Mutual Fund or commingled pool as agreed to by the Company and Master Trustee. A target percentage and drift allowance for short-term liquid investments shall be agreed to in writing by the Company and Master Trustee, and the Master Trustee shall be responsible for ensuring that the percentage of these investments falls within the agreed upon range over time. The Company shall have the right to direct the Master Trustee as to the manner in which the Master Trustee is to vote the shares of a mutual fund used as the liquidity reserve.

     Each participant's proportional interest in the Associates Stock Fund shall be measured in units of participation, rather than shares of Associates Stock. Such units shall represent a proportionate interest in all of the assets of the Associates Stock Fund, which includes shares of Associates Stock, short-term, liquid investments and at times, receivables for dividends , interest or Associates Stock sold and payables for Associates Stock purchased.

     Each day, the Master Trustee shall determine a NAV for each unit outstanding of the Associates Stock Fund. The NAV will fluctuate daily and shall be adjusted by dividends paid on the shares of Associates Stock held by the Associates Stock Fund, gains or losses realized on sales of Associates Stock, appreciation or depreciation in the market price of shares owned, and interest on the short-term investments held by the Associates Stock Fund.

     Dividends received by the Associates Stock Fund shall, according to direction from Participants or the Named Fiduciary, either be: a) paid to the Participants in cash; or b) retained by the Trustee in the Associates Stock Fund and used to allocate additional units of such fund to the accounts of Participants who have elected to have dividends reinvested.

     Notwithstanding the foregoing paragraph, no Participant shall be entitled to elect a cash dividend unless the dividends attributable to such Participant with respect to the Associates Stock Fund exceeds $10.00 for any given dividend payment. In the event dividends attributable to any Participant are $10.00 or less, the dividends shall be reinvested in the Associates Stock Fund as if the Participant had so elected.

     In the absence of valid Participant or Named Fiduciary direction to the contrary, the Named Fiduciary hereby directs the Trustee to pay out the dividend to the Participant in cash.

     The Trustee shall pay or reinvest dividends according to the direction of Participants or the Named Fiduciary direction in accordance with the Flexible Dividend Operating Procedures attached hereto as Schedule "I".

     All cash dividend shall be paid net of any required withholding. The Trustee shall withhold and remit taxes, and file information returns with the Internal Revenue Service (Forms 1099-DIV) with respect to cash dividends in accordance with information supplied by Participants or the Company or as otherwise required by I.R.C Section 3406.

     The Master Trustee shall pay to Participants in accordance with their elections amounts paid to it by the Company as cash dividends for Participants. The Company shall indemnify and hold harmless the Trustee and its affiliates from any loss, claim or damage (including reasonable attorneys' fees and expenses) arising in connection with the Master Trustee's payment or failure to pay such amounts and any other matters related to the operation of the flexible dividend program not attributable to the negligence of the Trustee.

     Investments in Associates Stock shall be subject to the following limitations:

          (i) Acquisition Limit. Pursuant to the applicable provisions of Plans, the Master Trust may be invested in Associates Stock to the extent necessary to comply with investment directions under Section 4(b)(3) of this Agreement.

          (ii)Fiduciary Duty of Company. The Company shall continually monitor the suitability under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA) of acquiring and holding Associates Stock. The Master Trustee shall not be liable for any loss, or by reason of any breach, which arises from the provisions of the Plans with respect to the acquisition and holding of Associates Stock, unless it is clear on their face that the actions to be taken would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of the Plans or this Agreement. It shall be the responsibility of the Company to determine and assure that any securities which are issued by the Company and which are to be held in the Master Trust satisfy the definition of Associates Stock. At the request of the Master Trustee, the Company shall provide a legal opinion reasonably satisfactory to the Master Trustee that any such securities meet the definition of Associates Stock.

          (iii) Execution of Purchases and Sales. (A) Purchases and sales of Associates Stock shall be made on the open market, as necessary to maintain the target cash percentage and drift allowance for the Stock Fund, provided that:

               (1) If the Trustee is unable to purchase or sell the tota number of shares required to be purchased or sold on such day as a result of market conditions; or

               (2) If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day, then the Trustee shall purchase such shares as soon as possible thereafter. The Trustee may follow directions from the Company to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Company. If directed by the Company prior to the trade date, purchases from the Company and or the Associates shall be transacted at a price to be mutually agreed upon, and no commission fees shall be charged to the Associates Stock Fund for such trades. Exchanges of Associates Stock Fund units by participants shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "F".

     (B) It is intended that with respect to the purchase of Associates Stock in the market, FMTC will qualify as an "agent independent of the issuer" within the meaning of Rule 10b-18 under the Securities Exchange Act of 1934 as amended. Accordingly, neither the Administrator or any affiliate of the Administrator, may exercise any direct or indirect control or influence over the time when or the prices at which FMTC purchases shares of Associates Stock in the market under the Plan, the amounts to be purchased, the manner in which the shares are to be purchased, or the selection of a broker or dealer through which purchases are executed. Purchases and sales of Associates Stock (other than for exchanges) shall be made by FMTC when FMTC receives from the Administrator in good order all information and documentation necessary to accurately effect such purchases and sales (or, in the case of purchases, when FMTC has received a wire transfer of the funds necessary to make such purchases).

     (iv) Securities Law Reports. The Company shall be responsible for filing all reports required under Federal or state securities laws with respect to the Master Trust's ownership of Associates Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, except for any such reports which the Master Trustee is required to file, and shall immediately notify the Master Trustee in writing of any requirement to stop purchases or sales of Associates Stock pending the filing of any report. The Master Trustee shall provide to the Company such information on the Master Trust's ownership of Associates Stock as the Company may reasonably request in order to comply with Federal or state securities laws.

     (v) Voting. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting of Associates Stock. The Company, after consultation with the Master Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting of Associates Stock.

          (a) When the Associates prepares for any annual meeting, the Company shall cause the Associates to notify the Master Trustee thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Master Trustee. Based on these materials the Master Trustee shall prepare a voting instruction form. At the time of mailing of notice of each annual or special stockholders' meeting of the issuer of the Associates Stock, the Master Trustee shall cause a copy of the notice and all proxy solicitation materials to be sent to each Participant, together with the foregoing voting instruction form to be returned to the Master Trustee or its designee. The form shall show the number of full and fractional shares of Associates Stock attributable to the Participant's interest in the Associates Stock Fund.

          (b) Each Participant shall have the right to direct the Master Trustee as to the manner in which the Master Trustee is to vote that number of shares of Associates Stock attributable to the Participant's interest in the Associates Stock Fund. Directions from a Participant to the Master Trustee concerning the voting of Associates Stock shall be communicated in writing, or by mailgram or similar means as determined by the Master Trustee. Upon its receipt of the directions, the Master Trustee shall vote the shares of Associates Stock as directed by the Participant. The Master Trustee shall vote shares of Associates Stock credited to a Participant's accounts for which it has received no directions from the Participant in the same proportion on each issue as it votes those shares credited to Participants' accounts for which it received voting directions from Participants.

          (vi) General. With respect to all rights other than the right to vote, in the case of Associates Stock attributable to a Participant's interest in the Associates Stock Fund, the Trustee shall follow the directions of the Participant.

          (vii) Conversion. All provisions in this Section 4(b)(3) shall also apply to any securities received as a result of a conversion of Associates Stock.

     (5) Confidentiality of Member Records Relating to Employer Stock Funds. The Master Trustee agrees that it shall maintain as confidential all information concerning a Member's investments in the Ford Stock Fund and Associates Stock Fund, exchanges in or out of the Ford Stock Fund and Associates Stock Fund, and the voting of Ford Stock and Associates Stock represented by Members' proportionate interests in the Ford Stock Fund and Associates Stock Fund and shall not disclose such information to any party other than Members entitled to information regarding their investments in such funds except upon written instructions from the Committee. Notwithstanding the foregoing, it shall not be necessary for the Committee to provide written instructions to the Trustee for information regarding Members' investment in and exchanges in or out of said funds when such information is necessary to administer claims for benefits and process appeals concerning Members' investment in and exchanges in or out of said funds, and the Trustee may rely on the Committee's oral requests for such information.

     (6) Loans to Participants

     (i) To originate a participant loan, the Plans participant shall direct the Master Trustee as to the term and amount of the loan to be made from the participant's individual account. Such directions shall be made by Plans participants by use of the telephone exchange system maintained for such purpose by the Master Trustee or its agent. The Master Trustee shall determine, based on the current value of the participant's account on the date of the request and any guidelines provided by the Company, the amount available for the loan. Based on the interest rate supplied by the Company in accordance with the terms of the Plans, the Master Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. In the case of participant residential loans, the Master Trustee shall forward the loan document to the participant for execution and submission for approval to the Master Trustee. The Master Trustee shall distribute the loan note with the proceeds check to the participant. The Master Trustee also shall distribute truth-in-lending disclosure to the participant. To facilitate recordkeeping, the Master Trustee may destroy the original of any promissory note made in connection with a loan to a participant under the Plans, provided that the Master Trustee first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the promissory note and the Plans participant's signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original promissory note.

          (ii) Principal and interest payments on participant loans shall be remitted to the Master Trustee (1) by the Company in the case of active employees, (2) by Comerica Bank in the case of amounts deducted from pension payments on loans made prior to October 1, 1995, and (3) directly from former employees in other cases.

        (iii) The Administrator shall continue to hold participant loan notes issued before the effective date of this Agreement as agent for the Master Trustee.

     (7) Commingled Pools. Master Trust investments in Commingled Pools shall be subject to the following:

          (i) The Company hereby agrees to the Plans' participation in the Group Trust and adopts the terms of the Group Trust as a part of this Agreement. Additionally, the Company acknowledges that it has received from the Master Trustee a copy of the terms of the Group Trust and the terms of the Declaration of Separate Fund for each separate fund of the Group Trust selected by the Company.

          (ii) The Master Trustee shall at the direction of the Investment Manager transfer all or any specified assets of a Separately Managed Portfolio to any Commingled Pool which is maintained by such Investment Manager, an affiliate thereof or any other entity which is a bank, and whereupon the instrument establishing such Commingled Pool, as amended from time to time shall constitute a part of the Master Trust, provided, however, that following the transfer of funds to the bank, the Master Trustee shall have no responsibility with respect to the holding, investment or administration of such funds.

          (iii) At the direction of the Company, the Master Trustee shall transfer all or any portion of the Master Trust assets to any Commingled Pool which is maintained by a bank as defined by the Investment Advisers Act of 1940, as amended, and whereupon the instrument establishing such Commingled Pool shall constitute a part of the Master Trust, provided, however, that following the transfer of funds to the bank, the Master Trustee shall have no responsibility with respect to the holding, investment or administration of such funds.

          (iv) Purchases, sales, and exchanges of Commingled Pools other than the Group Master Trust shall be made in accordance with Operational Procedures to be established.

     (8) Separately Managed Portfolios: At the Company's direction the Master Trustee shall separate all or a portion of the Master Trust into one or more Separately Managed Portfolios. Each Separately Managed Portfolio may be invested in individual equity and debt securities, whether domestic or foreign, mutual funds, commingled pools, and any other property or investments, in the sole judgment of the person who is directing the investments of such Separately Managed Portfolio.

     The Company shall from time to time specify by written notice to the Master Trustee whether the investment of the Separately Managed Portfolio shall be managed by the Master Trustee, or shall be directed by one or more Investment Managers, or whether both the Master Trustee and one or more Investment Managers are to participate in the investment management of the Separately Managed Portfolio. The Company shall be responsible for ascertaining that while each Investment Manager is acting in such capacity hereunder, such Investment Manager acknowledges in writing that it is a fiduciary within the meaning of Section 3(21)(A) of ERISA, with respect to the Plans.

     The Master Trustee shall follow the directions of an Investment Manager regarding the investment and reinvestment of the Master Trust, or such portion thereof as shall be under management by the Investment Manager, and shall be under no duty or obligation to review any investment to be acquired, held or disposed of pursuant to such directions nor to make any recommendations with respect to the disposition or continued retention of any such investment. The Master Trustee shall have no liability or responsibility for acting without question on the direction of, or failing to act in the absence of any direction from an Investment Manager, unless the Master Trustee has knowledge that by such action or failure to act it will be participating in or undertaking to conceal a breach of fiduciary duty by that Investment Manager.

     The Investment Manager at any time and from time to time may issue orders for the purchase or sale of securities or investments directly to a broker. In order to facilitate such transactions, the Master Trustee, upon direction by the Investment Manager, shall execute and deliver appropriate trading authorizations, provided, however, that the Master Trustee may require evidence that all risks associated with such purchase or sale of securities or other investments by the Investment Manager are acknowledged by the Company and the Investment Manager. Written notification of the issuance of each such order shall be given promptly to the Master Trustee by the Investment Manager and the execution of each such order shall be confirmed to the Master Trustee by the broker. Such notification shall be authority for the Master Trustee to pay for securities purchased against receipt thereof and to deliver securities sold against payment therefor, as the case may be. The Master Trustee is also authorized to execute and deliver appropriate trading authorizations when notified by the Investment Manager by other means of communication mutually agreed upon by the Master Trustee and the Investment Manager.

     The Master Trustee shall, upon receiving written notice of the resignation or removal of the Investment Manager, manage, pursuant to this Section, the investment of the portion of the Master Trust under management by such Investment Manager at the time of its resignation or removal, unless and until the Master Trustee shall be notified of the appointment of another Investment Manager, as provided in this Section, for such portion of such fund.

     An Investment Manager shall certify, at the request of the Master Trustee, the value of any securities or other property held in any Manager Fund managed by such Investment Manager, and such certification shall be regarded as a direction with regard to such valuation. The Master Trustee shall be entitled to conclusively rely upon such valuation for all purposes under this Agreement.

     (9) Investment Contracts. Master Trust investments in GICs shall be subject to the following limitations:

          (i) In accordance with Section 403(a) of ERISA the Company hereby directs the Master Trustee to continue to hold Existing GICs until contract maturity or until directed otherwise by the Company. Contract proceeds payable upon the maturity of an Existing GIC shall be allocated to the Separately Managed Portfolio described in (ii) below.

          (ii) The Company hereby appoints the Master Trustee to exercise investment management authority for a Separately Managed Portfolio which invests primarily in a well-diversified portfolio of fixed-income investments, including GICs, individual fixed income securities, and units in a fixed-income Commingled Pool. The Company directs the Master Trustee to choose such investments in accordance with the Investment Guidelines for the Interest Income Fund attached hereto as Schedule "G".

          (iii) The Company may appoint one or more Investment Managers to manage a portion of the Separately Managed Portfolio described in (ii) above pursuant to a written agreement by the Company with the Investment Manager.

          (iv) In order to provide the necessary monies for exchanges or redemption from the Separately Managed Portfolio described in (ii) above, the Company agrees that the Master Trustee shall maintain a liquidity reserve allocated to such investment option in (i) FICAP or (ii) such other Mutual Fund or commingled pool as agreed to by the Company and the Master Trustee. The target percentage and drift allowance to be held in the liquidity reserve shall be set forth in Schedule "G" or otherwise agreed upon by the Master Trustee and Company in writing and the Master Trustee shall be responsible for ensuring that this target percentage falls within the agreed upon range, over time.

     (c) Master Trustee Powers. The Master Trustee shall have the following powers and authority:

          (i) Subject to the limitations imposed by this Section 4, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Master Trust, by private contract or at public auction. No person dealing with the Master Trustee in such a transaction shall be bound to see to the application of the purchase money or other property delivered to the Master Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

          (ii) Subject to the limitations of this Section 4, to invest in GICs and short term investments (including interest bearing accounts with the Master Trustee or money market mutual funds advised by affiliates of the Master Trustee) and in collective investment funds maintained by the Master Trustee for qualified plans, in which case the provisions of each collective investment fund in which the Master Trust is invested shall be deemed adopted by the Company and the provisions thereof incorporated as a part of this Master Trust as long as the fund remains exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended.

          (iii) To cause any securities or other property held as part of the Master Trust to be registered in the Master Trustee's own name, in the name of one or more of its nominees, or in the Master Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Master Trustee shall at all times show that all such investments are part of the Master Trust.

          (iv) To borrow funds from a bank not affiliated with the Master Trustee in order to provide sufficient liquidity to process Plans transactions in a timely fashion, provided that the cost of such borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity;

          (v) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

          (vi) Subject to consultation with and approval by the Company, to settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Master Trust; to commence or defend suits or legal or administrative proceedings; to represent the Master Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Master Trust if not paid by the Company.

          (vii) To invest all of any part of the assets of the Trust in any collective investment trust or group trust which then provides for the pooling of the assets of plans described in Section 401(a) and exempt from tax under
Section 501(a) of the Internal Revenue Code ("Code"), or any comparable provisions of any future legislation that amends, supplements, or supersedes those section, provided that such collective investment trust or group trust is exempt from tax under the code or regulations or rulings issued by the Internal Revenue Service: the provisions of the document governing such collective investment trusts or group trusts, as it may be amended from time to time, shall govern any investment therein and are hereby made a part of this Trust Agreement.

          (viii)To do all other acts although not specifically mentioned herein, as the Master Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Master Trust.

     (d) Investment Authority. The Master Trustee shall be considered a fiduciary with discretionary investment authority only with respect to Plans assets invested in the Group Master Trust or in a Separately Managed Portfolio for which the Master Trustee has been appointed to exercise management authority.


Section 5. Participant Directions.

     (a) Investments. Each Participant shall be responsible for directing the Master Trustee in which investment option(s) to invest the assets in the participant's individual accounts. Such directions may be made by Participants by use of the telephone exchange system maintained for such purposes by the Master Trustee or its agent, in accordance with written Telephone Exchange Guidelines attached hereto as Schedule "F". In the event that the Master Trustee fails to receive a proper direction, the assets shall be invested in the Interest Income Fund while the Master Trustee seeks a proper direction. The Master Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Participant's exercise or non-exercise of rights under this Agreement over the assets in the Participant's accounts.

     (b) Disbursements. Each Participant shall be responsible for directing the Master Trustee to make benefit payments or Participant loans in accordance with the procedures set forth on Schedule "A". The Master Trustee shall not be responsible for any disbursement properly made in accordance with such procedures (other than tax withholding and reporting obligations assumed under this Agreement).

Section 6. Recordkeeping and Administrative Services to Be Performed.

     (a) General. The Master Trustee or Fidelity Investments Retirement Services Company, an affiliate of the Master Trustee, shall perform those recordkeeping and administrative functions described in Schedule "A" attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Company's written directions regarding the Plans' provisions, guidelines and interpretations.

     (b) Accounts. The Master Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Master Trust as of each Reporting Date. Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Master Trustee, or the termination of this Agreement, the Master Trustee shall file with the Company a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Master Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Master Trust as of the Reporting Date. Except as otherwise required under ERISA, upon the expiration of eight (8) months from the date of filing such account with the Company, the Master Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which the Company shall within such eight (8) month period file with the Master Trustee written objections.

     (c) Inspection and Audit. All records generated by the Master Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Master Trustee's regular business hours prior to the termination of this Agreement, by the Company or any person designated by the Company. Upon the resignation or removal of the Master Trustee or the termination of this Agreement, the Master Trustee shall provide to the Company, at no expense to the Company, in the format regularly provided to the Company, a statement of each Participant's accounts as of the resignation, removal, or termination, and the Master Trustee shall provide to the Company or the Plans' new recordkeeper such further records as are reasonable, at the Company's expense.

     (d) Effect of Plan Amendment. A confirmation of the current qualified status of each Plan is attached hereto as Schedule "D". The Master Trustee's provision of the recordkeeping and administrative services set forth in this
Section 6 shall be conditioned on the Company delivering to the Master Trustee a copy of any amendment to the Plans as soon as administratively feasible following the amendment's adoption, with, if requested, an IRS determination letter or an opinion of counsel substantially in the form of Schedule "D" covering such amendment, and on the Company providing the Master Trustee on a timely basis with all the information the Company deems necessary for the Master Trustee to perform the recordkeeping and administrative services and such other information as the Master Trustee may reasonably request.

     (e) Returns, Reports and Information. The Company shall be responsible for the preparation and filing of all returns, reports, and information required of the Master Trust or Plans by law. The Master Trustee shall provide the Company with such information as the Company may reasonably request to make these filings.

     (f) Allocation of Plan Interests. All transfers to, withdrawals from, or other transactions regarding the Master Trust shall be conducted in such a way that the proportionate interest in the Master Trust of each Plan and the fair market value of that interest may be determined at any time. Whenever the assets of more than one Plan are commingled in the Master Trust or in any investment option, the undivided interest therein of each such Plans shall be debited or credited (as the case may be) (i) for the entire amount of every contribution received on behalf of such Plans, every benefit payment, or other expense attributable solely to such Plans, and every other transaction relating only to such Plans; and (ii) for its proportionate share of every item of collected or accrued income, gain or loss, and general expense, and of any other transactions attributable to the Master Trust or that investment option as a whole.

Section 7. Compensation and Expenses. Within thirty (30) days of receipt of the Master Trustee's bill, which shall be computed and billed in accordance with Schedule "B" attached hereto and made a part hereof, as amended from time to time, the Company shall send to the Master Trustee a payment in such amount or, to the extent that the Plan may permit, the Company may direct the Master Trustee to deduct such amount from Participants' account. All expenses of the Master Trustee relating directly to the acquisition and disposition of investments constituting part of the Master Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Master Trust or the income thereof, shall be a charge against and paid from the appropriate investment option.

Section 8.  Directions and Responsibility.

     (a) Directions from Company or Administrator. The Company shall from time to time designate the persons authorized to act on its behalf under the provisions of this Agreement. Such designation shall be made in a communication signed by the Vice President-Finance, the Secretary, or an Assistant Secretary of the Company and shall include the signature of the persons so designated. Whenever the Company or Administrator provides a direction to the Master Trustee, the Master Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Master Trustee by the Company, provided the Master Trustee reasonably believes the signature of the individual to be genuine. Such direction may also be made via electronic data transfer in accordance with procedures agreed to by the Company and the Master Trustee; provided, however, that the Master Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Company. The Master Trustee shall have no responsibility to ascertain any direction's (i) accuracy, (ii) compliance with applicable law, or (iii) effect for tax purposes (other than tax withholding and reporting obligations assumed under this Agreement).

     (b) Conduct. The Master Trustee hereby agrees not to take any action contrary to the Plans (as communicated to the Master Trustee) or the Summary Plan Description provided to participants (as communicated to the Master Trustee). The Master Trustee hereby acknowledges that it has received from the Company a draft of the Summary Plan Description.

     (c) Co-Fiduciary Liability. In any other case, the Master Trustee shall not be liable for any loss, or by reason of any breach, arising from any act or omission of another fiduciary under the Plans except as provided in section 405(a) of ERISA. Without limiting the foregoing, the Master Trustee shall have no liability for the acts or omissions of any predecessor or successor trustee.

     (d) Responsibility. The Company and Master Trustee agree that they will cooperate with each other in the event of litigation or other dispute to determine the response that is appropriate to any claim made against the Company or the Master Trustee or both and the apportionment of the resulting expenses (including reasonable attorneys' fees) and liability, if any, in connection with such claim. The Company and the Master Trustee acknowledge that some claims may be made against either or both parties even though only one of the parties would be responsible under the Plans and the Agreement for the action, or inaction, that gives rise to the claim and that the identity of the party whose action, or inaction, gives rise to the claim may not always be clear. The parties agree that, in general, claims arising by reason of interpretation of the Plan provisions or by reason of Company directions will be defended by the Company and the Company will be responsible for any expenses or liability therefor; and claims arising from the administration and operation of this agreement will be defended by the Master Trustee and the Master Trustee will be responsible for any expenses or liability therefor. In any event, each will give notice to the other of any controversy and each will cooperate with the other to resolve such controversy.

     (e) Survival. The provisions of this Section 8 shall survive the termination of this Agreement.

Section 9. Resignation or Removal of Master Trustee.

     (a) Resignation. The Master Trustee may resign at any time upon sixty (60) days' notice in writing to the Company, unless a shorter period of notice is agreed upon by the Company.

     (b) Removal. The Company may remove the Master Trustee at any time upon sixty (60) days' notice in writing to the Master Trustee, unless a shorter period of notice is agreed upon by the Master Trustee.

Section 10.  Successor Master Trustee.

     (a) Appointment. If the office of Master Trustee becomes vacant for any reason, the Company may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Master Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Master Trust.

     (b) Acceptance. When the successor trustee accepts its appointment under this Agreement, title to and possession of the Master Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Company or the successor trustee to vest title to all Master Trust assets in the successor trustee or to deliver all Master Trust assets to the successor trustee.

     (c) Corporate Action. Any successor of the Master Trustee or successor trustee, through sale or transfer of the business or trust department of the Master Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 11. Termination. This Agreement may be terminated at any time by the Company upon sixty (60) days' notice in writing to the Master Trustee. On the date of the termination of this Agreement, the Master Trustee shall forthwith transfer and deliver to such individual or entity as the Company shall designate, all cash and assets then constituting the Master Trust. If, by the termination date, the Company has not notified the Master Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Master Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Master Trustee shall be reimbursed by the Company for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

Section 12. Resignation, Removal, and Termination Notices. All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Company c/o Mr. Glen Anderson, Director of the National Employee Services Center , Ford Motor Company, The American Road, Dearborn, MI 48121-1899, and to the Master Trustee c/o John M. Kimpel, Fidelity Investments, 82 Devonshire Street, C8A, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 13. Duration. This Master Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 14. Amendment or Modification. This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Company and the Master Trustee. The Master Trustee and the Company may negotiate in good faith amendments to Schedule "B" effective beginning five (5) years after the effective date of this Agreement.

Section 15.  General.

     (a) Performance by Master Trustee, its Agents or Affiliates. The Company acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Master Trustee, its agents or affiliates, including Fidelity Investments Institutional Operations Company or its successor, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships. The Master Trustee acknowledges and agrees that it shall remain fully responsible for the performance of all services or duties performed under this Agreement by its affiliates.

     (b) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

     (c) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

     (d) Successors and Assigns. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

     (e) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     (f) Section Headings. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 16.  Governing Law.

     (a) Massachusetts Law Controls. This Agreement is being made in the Commonwealth of Massachusetts, and the Master Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, except to the extent those laws are superseded under section 514 of ERISA.

     (b) Which Agreement Controls. The Master Trustee is not a party to the Plans. In the event of any conflict between the provisions of the Plans and the provisions of this Agreement, the provisions of the Plan shall control, provided that nothing shall increase or expand the responsibilities or duties of the Master Trustee beyond those set forth in this Agreement without the written consent of the Master Trustee.

Section 17. Plan Qualification. The Company shall be responsible for verifying that while any assets of a particular Plan are held in the Master Trust, the Plan (i) is qualified within the meaning of section 401(a) of the Code; (ii) is permitted by existing or future rulings of the United States Treasury Department to pool its funds in a group trust; and (iii) permits its assets to be commingled for investment purposes with the assets of other such plans by investing such assets in this Master Trust. If any Plan ceases to be qualified within the meaning of section 401(a) of the Code, the Company shall notify the Master Trustee as promptly as is reasonable. Upon receipt of such notice, the Master Trustee shall promptly segregate and withdraw from the Master Trust the assets which are allocable to such disqualified Plan, and shall dispose of such assets in the manner directed by the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        FORD MOTOR COMPANY

Attest: /s/Terry Scott                  By /s/Glen A. Andersen
       -------------------                -------------------------------

                                        FIDELITY MANAGEMENT TRUST COMPANY

Attest:/s/Douglas O. Kent               By  /s/John Benedetto
       -------------------                --------------------------------
        Assistant Clerk                    Vice President

                                  Schedule "A"

                              RECORDKEEPING AND ADMINISTRATIVE SERVICES

Administration
--------------

* Establishment and maintenance of participant account and election percentages.

* Maintenance of sixty-three (62) plan investment options:

"Core" Investment Options (11)
------------------------------
1.    Ford Motor Company Unitized Stock Fund
2.    Class year Contract 1995
3.    Interest Income Fund
4.    Common Stock Fund (Comerica Commingled Pools)
5.    Bond Fund (Wells Fargo Commingled Pool)
6.    Fidelity Magellan Fund
7.    Fidelity Contrafund
8.    Fidelity Overseas Fund
9.    Fidelity Asset Manager: Income
10.   Fidelity Asset Manager
11.   Fidelity Asset Manager: Growth


"Non Core" Investment Options (51)
----------------------------------
1.    Fidelity U.S. Investments -
      Government Securities Fund, L.P.                            26.   Scudder International Fund
2.    Fidelity Investment Grade Bond Fund                         27.   Scudder Global Small Company Fund
3.    Fidelity Global Bond Fund                                   28.   Scudder Income Fund
4.    Fidelity New Markets Income Fund                            29.   Scudder Global Fund
5.    Fidelity Equity-Income Fund                                 30.   Scudder International Bond Fund
6.    Fidelity Puritan Fund                                       31.   Scudder Growth and Income Fund
7.    Fidelity Growth & Income Portfolio                          32.   Scudder Japan Fund
8.    Fidelity Balanced Fund                                      33.   Scudder Greater Europe Growth Fund
9.    Fidelity Global Balanced Fund                               34.   T. Rowe Price High Yield Fund
10.   Fidelity Utilities Fund                                     35.   T. Rowe Price Spectrum Income Fund
11.   Fidelity Real Estate Investment Portfolio                   36.   T. Rowe Price Spectrum Growth Fund
12.   Fidelity Fund                                               37.   T. Rowe Price New Horizons Fund
13.   Fidelity Growth Company Fund                                38.   T. Rowe Price International Stock Fund
14.   Fidelity Dividend Growth Fund                               39.   T. Rowe Price Latin America Fund
15.   Fidelity Stock Selector                                     40.   T. Rowe Price New Asia Fund
16.   Fidelity Trend Fund                                         41.   T. Rowe Price International Discovery Fund
17.   Fidelity Small Cap Stock Fund                               42.   T. Rowe Price New Era Fund
18.   Fidelity Capital Appreciation Fund                          43.   Vanguard Index 500 Fund
19.   Fidelity Retirement Growth Fund                             44.   Vanguard Index Value Fund
20.   Fidelity Value Fund                                         45.   Vanguard Index Growth Fund
21.   Fidelity International Growth and Income Fund               46.   Vanguard Explorer Fund
22.   Fidelity Worldwide Fund                                     47.   Vanguard Trustees International Fund
23.   Fidelity Canada Fund                                        48.   Vanguard Life Strategy Conservative Fund
24.   Fidelity Europe Fund                                        49.   Vanguard Life Strategy Moderate Fund
25.   Fidelity Pacific Basin Fund                                 50.   Vanguard Life Strategy Growth Fund
                                                                  51.   Associates Stock Fund


*       Maintenance of nine (9) money classifications:

             - Tax Efficient Matched
             - Tax Efficient Unmatched
             - Regular Savings Matched
             - Regular Savings Unmatched
             - Match on Tax Efficient

             - Match on Regular Savings
             - Ford Credit Match on Tax Efficient
             - Ford Credit Match on Regular Savings
             - Rollover

The Trustee will provide only the recordkeeping and administrative services set forth on this Schedule "A" and as detailed in the Plan Administrative Manual and no others.

A)     Participant Telephone Services

     1. Fidelity registered representatives are available from 8:30 a.m. - 12:00 midnight Eastern Time, beginning October 1, 1995, to provide toll free telephone service for participant inquiries and transactions. Additionally, participants have 24-hour account balance inquiry access utilizing our automated voice response system.

     2. For security purposes, all calls are recorded. In addition, several levels of security are available including the verification of a Personal Identification Number (PIN) and/or any other indicative data resident on the system.

     3. Through our telephone services, Fidelity provides the following services:

           o    Provide mutual fund investment information.
           o Allow participants to establish a new Personal Identification Number (PIN) on Fidelity's VRS.
           o Allow Ford participants to update their mailing address through a Fidelity Phone Representative. Participants who update their address through Fidelity will have a fifteen(15) day freeze placed on their accounts for loan, withdrawal and distribution transactions.
           o    Maintain plan specific provisions.
           o Process exchanges between all investment options (except class year GICs) on a daily basis.

           o Maintain and process changes to participants' investment elections on a daily basis.
           o Maintain and process changes to participants' payroll/spillover elections on a daily basis.
           o Consult with participants in various loan scenarios and generate all documentation.
           o Process all participant loan and withdrawal requests according to plan provisions on a daily basis. GIC withdrawals will be processed weekly.
           o    Process in-service withdrawals via telephone due to certain circumstances previously approved by Ford Motor Company.
           o    Process hardship withdrawals and ten-year loans via telephone according to guidelines previously approved by Ford Motor
                Company.

B)     Plan Accounting

          1. Process weekly, bi-monthly, and monthly consolidated payroll contributions and loan repayments from Ford Motor Company's payroll via electronic data transfer (EDT). The data format will be provided by Fidelity.

          2. Provide plan and participant level accounting for up to nine (9) money classifications for the SSIP and TESPHE Plans as well as the individual accounts maintained on FPRS.

          3. Value, audit and reconcile the Plans and participant accounts daily.

          4. Provide daily plan and participant level accounting for up to sixty-three investment options, including Fidelity-managed investment funds, Company Stock, GICs and non-Fidelity mutual funds.

          5. Reconcile and process participant withdrawal requests as approved and directed by the Sponsor. All requests are paid based on the current market values of participants' accounts, not advanced or estimated values. A distribution report will accompany each check.

          6. Track individual participant loans, administer all loans outstanding as of the conversion date, process loan withdrawals, re-invest loan repayments, provide coupon books to participants (as agreed to by Ford and Fidelity) and prepare and deliver comprehensive reports to assist in the administration of participant loans. Promissory notes for existing loans will continue to be the responsibility of Ford.

          7. Qualify hardship requests and ten-year loans in accordance with written guidelines provided by Ford. Process participant hardship requests on a daily basis (assumes receipt of request in good order).

          8. Distributions and withdrawals from the class year GIC contracts will be processed on a weekly basis. All other withdrawals and distributions will be processed on a daily basis. All requests will be paid based upon the current market value of a participant's account.

          9. Maintain and process changes to participants' investment elections on a daily basis via Fidelity's toll-free telephone service.

          10. Accept written processing instructions from Ford with regard to Qualified Domestic Relations Orders. The instructions may include freezing participant accounts, splitting account balances, and distributing QDRO accounts.

C)     Participant Reporting

          Note: Ford Motor Company will be responsible for researching participant inquiries on a timely basis involving activities that occurred prior to Fidelity becoming the full-service provider.

          1. Maintain all eligible employee identification data on the recordkeeping system and automatically send out enrollment kits to newly eligible employees (as determined by Fidelity) based upon a data feed from Ford Motor Company Payroll.

          2. Maintain all plan literature fulfillment requests on the recordkeeping system. Automatically send out literature kits to the appropriate employees based upon a data feed from Ford Payroll (i.e. Termination Kits), as well as send literature kits based upon a participant's request.

          3. Mail confirmation to participants of all transactions initiated via Fidelity Telephone Services within three (3) to five (5) business days of the transaction.

          4. Maintain a supply of blank beneficiary designation forms for distribution to participants by means of the literature solicitation service. John Hancock will be responsible for collection and storage of the completed forms. The NESC will instruct Fidelity in writing regarding beneficiary distribution requirements.

          5. Prepare and distribute to each plan participant (with a balance or activity during the period) a detailed participant statement reflecting all activity of the participant on FPRS as of the last business day of March, June, September and December. Statements will be mailed four (4) times per year within approximately thirty (30) days following the end of each calendar quarter in the absence of unusual circumstances.

D)   Plan Reporting

          1. Prepare, reconcile and deliver a monthly Trial Balance Report for the SSIP and TESPHE Plans presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be mailed within approximately twenty (20) days following the end of each month in the absence of unusual circumstances.

          2. Provide on-line access to the Fidelity recordkeeping system through personal computers located at Ford. This feature allows the ability to access plan and participant level information for inquiry purposes.

E) Government Reporting

          o Process 1099R year-end tax reports for participants with balances, as well as provide financial reporting to Ford Motor Company to assist in the preparation of Form 5500.


F) Communication Services

          1. Prepare a customized communications program as outlined in Jack Florea's letter dated May 4, 1995, as well as offer the STAGES product line to Ford participants beginning in the fourth quarter of 1995.

          2. Fidelity will maintain and monitor a reasonable inventory of plan literature, and mail appropriate literature based upon status code changes or instructions entered by Fidelity Phone Representatives the Workstation or initiated by participants via the Fidelity Voice response System (VRS). Plan literature includes enrollment kits, termination kits, phone brochures, prospectuses for Fidelity and Non-Fidelity mutual funds, SPD's and beneficiary designation forms.

G) Discrimination Testing

          Perform up to four (4) discrimination tests per year for Ford. Additional test(s) may be requested at additional fees(s). To obtain this service, Ford Motor Company will be required to provide the information identified in the Fidelity Discrimination Testing Package Guidelines.

                                  Schedule "B"

                                  FEE SCHEDULE
                                  ------------

Annual Participant Fee:                  $5.00 per participant (with balances)* per plan per
                                         year, billed and payable quarterly.


Loans-by-Telephone:                      Establishment fee of $35.00 per loan account;
                                         annual fee of $15.00 per loan account.

In-Service Withdrawals by Phone:         $15.00 per withdrawal.

Remote Access:                           $1,500 installation per terminal, $1,000 annual
                                         maintenance per terminal, and $3 - $5 per hour for
                                         Tymnet usage per terminal.  Fidelity will subsidize
                                         the installation fees and annual maintenance fee
                                         for up to four (4) terminals.  If an alternative to
                                         obtaining remote access through personal computers
                                         is mutually agreed upon between Ford and Fidelity,
                                         the subsidy may be applied to partially offset the
                                         cost of this alternative.

Return of Excess Contribution Fee:       $25.00 per participant, one-time charge per
                                         calculation and check generation.

Ad Hoc Reports:                          A reasonable quantity of ad hoc reports will be provided
                                         at no charge.  Extensive ad hoc reporting services will
                                         be billed to Ford at the rate of $90 per hour.  In
                                         addition, significant CPU costs associated with
                                         executing extensive ad hoc reports will also be billed
                                         to Ford.

Proxy Mailing:                           If requested, Fidelity will provide printing, mailing
                                         and tabulation services associated with voting and
                                         tendering Ford and Associates Stock in the SSIP and
                                         TESPHE Plans.  Expenses associated with these services
                                         will be billed to Ford.

                                         Fidelity shall retain the services of a third-party
                                         vendor to handle proxy solicitation mailings and vote
                                         tabulation for the non-Fidelity Mutual Funds.  Expenses
                                         associated with these services will be billed directly
                                         to the non-Fidelity Fund vendors.

Discrimination Testing:                  Fidelity will provide up to four (4) discrimination
                                         tests per year for Ford at a cost of $11,000.  If Ford
                                         requests or requires additional tests, Ford will be
                                         assessed $2,750 per test.  If extraordinary consulting
                                         is provided by Fidelity personnel, such consulting will
                                         be provided at the rate of $100 per hour.  In addition,
                                         the correction and manipulation of plan data requested
                                         by Ford will be charged at a rate of $100 per hour.

          Other Fees: separate charges for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions or from errors not caused by Fidelity, or for reports not contemplated in this Agreement. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to the Trustee.

          * This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a participant's account(s) as part of the Plans' records, e.g., vested, deferred, forfeiture, top-heavy and terminated participants who must remain on file through calendar year-end for 1099-R reporting purposes.


GIC Fees
--------
Existing GIC Recordkeeping Fee:                    0.02% per year on all existing GIC assets.
                                                   This fee includes daily valuation of the Class
                                                   Year GIC contracts as well as monthly and
                                                   annual reporting.

Interest Income Fund Management Fees:              0.06% per year on assets in the Fidelity-managed and
                                                   synthetic portion of the Fund;

                                                   0.20% per year on assets in the Short Duration Fixed
                                                   Income portion of the Fund.


                                                   If Ford adds a second Investment Manager to manage the
                                                   Interest Income Fund, 0.06%  per year will be assessed
                                                   on the non-Fidelity managed assets in this fund.  This
                                                   fee includes utilizing Fidelity's GUIDE system to value,
                                                   accrue, and report on the combined Interest Income
                                                   Fund.  Additional custody costs will be incurred and
                                                   charged back to Ford if a separately managed account is
                                                   established for any investment manager.


Company Stock Administration Fee:                  0.02% on the market value of company stock assets,
                                                   subject to a $100,000 maximum per year.

Associates Stock Administration Fee:               0.10% on the market value of Associates stock assets,
                                                   subject to a $20,000 minimum and a $50,000 maximum per
                                                   year.




The fees detailed above are fixed for a five year period (October 1, 1995 through September 30, 2000) with the following exceptions:

          o If more than 5% of plan assets are invested in non-core, non-Fidelity investment options, Fidelity will revisit the fee structure with Ford.

          o Extraordinary circumstances such as acquisitions or dispositions that have a significant impact on plan population or require additional Fidelity resources may result in a mutual modification of the fee structure and/or a one time "event" fee.


In approximately April of the year 2000, Fidelity and Ford will begin the process of negotiating a new contract with the end result being a new contract and fee structure in place by September 30, 2000.

Note: These fees have been negotiated and accepted based on plan assets of $6.5 billion, 156,000 eligible employees, participation of 109,000 participants, projected net cash flows of $110 million per year, and volumes of adjustments and transactions consistent with historical experience (as stated in the Fidelity Proposal of Service and Fees dated September 12, 1994). Fees will be subject to revision if these Plan characteristics change significantly by either falling below or exceeding current or projected levels. Fees also have been based on the use of up to 63 investment options, and such fees will be subject to revision if additional investment options are added.

                                  Schedule "C"

                               INVESTMENT OPTIONS
                               ------------------

     In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee that Participants' individual accounts may be invested in the following investment options:

"Core" Investment Options (11)
------------------------------

1.    Ford Motor Company Unitized Stock Fund
2.    Class year Contract 1995
3.    Interest Income Fund
4.    Common Stock Fund (Comerica Commingled
      Pools)
5.    Bond Fund (Wells Fargo Commingled Pool)
6.    Fidelity Magellan Fund
7.    Fidelity Contrafund
8.    Fidelity Overseas Fund
9.    Fidelity Asset Manager:  Income
10.   Fidelity Asset Manager
11.   Fidelity Asset Manager:  Growth


"Non Core" Investment Options (51)
----------------------------------
1.    Fidelity U.S. Investments - Government      26.   Scudder International Fund
      Securities Fund, L.P.
2.    Fidelity Investment Grade Bond Fund         27.   Scudder Global Small Company Fund
3.    Fidelity Global Bond Fund                   28.   Scudder Income Fund
4.    Fidelity New Markets Income Fund            29.   Scudder Global Fund
5.    Fidelity Equity-Income Fund                 30.   Scudder International Bond Fund
6.    Fidelity Puritan Fund                       31.   Scudder Growth and Income Fund
7.    Fidelity Growth & Income Portfolio          32.   Scudder Japan Fund
8.    Fidelity Balanced Fund                      33.   Scudder Greater Europe Growth Fund
9.    Fidelity Global Balanced Fund               34.   T. Rowe Price High Yield Fund
10.   Fidelity Utilities Fund                     35.   T. Rowe Price Spectrum Income Fund
11.   Fidelity Real Estate Investment Portfolio   36.   T. Rowe Price Spectrum Growth Fund
12.   Fidelity Fund                               37.   T. Rowe Price New Horizons Fund
13.   Fidelity Growth Company Fund                38.   T. Rowe Price International Stock Fund
14.   Fidelity Dividend Growth Fund               39.   T. Rowe Price Latin America Fund
15.   Fidelity Stock Selector                     40.   T. Rowe Price New Asia Fund
16.   Fidelity Trend Fund                         41.   T. Rowe Price International Discovery Fund
17.   Fidelity Small Cap Stock Fund               42.   T. Rowe Price New Era Fund
18.   Fidelity Capital Appreciation Fund          43.   Vanguard Index 500 Fund
19.   Fidelity Retirement Growth Fund             44.   Vanguard Index Value Fund
20.   Fidelity Value Fund                         45.   Vanguard Index Growth Fund
21.   Fidelity International Growth and Income    46.   Vanguard Explorer Fund
      Fund
22.   Fidelity Worldwide Fund                     47.   Vanguard Trustees International Fund
23.   Fidelity Canada Fund                        48.   Vanguard Life Strategy Conservative Fund
24.   Fidelity Europe Fund                        49.   Vanguard Life Strategy Moderate Fund
25.   Fidelity Pacific Basin Fund                 50.   Vanguard Life Strategy Growth Fund
                                                  3.    Associates Stock Fund

                                  Schedule "D"

                              [Law Firm Letterhead]

Ms. Carolyn Redden
Fidelity Institutional Retirement
 Services Company
82 Devonshire Street, MM3H
Boston, MA  02109
                                 [Name of Plan]

Dear Ms. Redden:

     In accordance with your request, this letter sets forth our opinion with respect to the qualified status under section 401(a) of the Internal Revenue Code of 1986 (including amendments made by the Employee Retirement Income Security Act of 1974) (the "Code"), of the [name of plan], as amended to the date of this letter (the "Plans").

     The material facts regarding the Plans as we understand them are as follows. The most recent favorable determination letter as to the Plans' qualified status under section 401(a) of the Code was issued by the [location of Key District] District Director of the Internal Revenue Service and was dated [date] (copy enclosed). The version of the Plans submitted by [name of company] (the "Company") for the District Director's review in connection with this determination letter did not contain amendments made effective as of [date]. These amendments, among other matters, [brief description of amendments]. [Subsequent amendments were made on [date] to amend the provisions dealing with [brief description of amendments].]

     The Company has informed us that it intends to submit the Plans to the [location of Key District] District Director of the Internal Revenue Service and to request from him a favorable determination letter as to the Plans' qualified status under section 401(a) of the Code. The Company may have to make some modifications to the Plans at the request of the Internal Revenue Service in order to obtain this favorable determination letter, but we do not expect any of these modifications to be material. The Company has informed us that it will make these modifications.

     Based on the foregoing statements of the Company and our review of the provisions of the Plans, it is our opinion that the Internal Revenue Service will issue a favorable determination letter as to the qualified status of the Plans, as modified at the request of the Internal Revenue Service, under section 401(a) of the Code, subject to the customary condition that continued qualification of the Plans, as modified, will depend on its effect in operation.

     Furthermore, in that the assets are in part invested in common stock issued by the Company or an affiliate, it is our opinion that the Plans is an "eligible individual account plan" (as defined under Section 407(d)(3) of ERISA) and that the shares of common stock of the Company held and to be purchased under the Plans are "qualifying employer securities" (as defined under Section 407(d)(5) of ERISA). Finally, it is our opinion that interests in the Plans are not required to be registered under the Securities Act of 1933, as amended, or, if such registration is required, that such interests are effectively registered under said Act.

                                          Sincerely,

                                          [name of law firm]
                                          By[signature]
                                          [name of partner]

                                  Schedule "E"

                                  EXISTING GICs


     In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee to continue to hold the following Existing GIC until such time as the Named Fiduciary directs otherwise or until the contract matures:


                  -Contract Issuer:   John Hancock
                  -Contract #:        GAC 7628
                  -Contract Rate:     8.07%
                  -Maturity Date:     6/30/98

                         Schedule "F"

                              TELEPHONE GUIDELINES

The following telephone guidelines are currently employed by Fidelity Institutional Retirement Services Company (FIRSCO).

Representative-assisted telephone hours are 8:30 a.m. (ET) to 12:00 midnight
(ET) on each business day. A "business day" is any day on which the New York Stock Exchange is open. The Voice Response System (VRS) is available virtually 24 hours a day, seven days a week.

FIRSCO reserves the right to change these telephone guidelines at its discretion.

I. Participants may call on any business day in order to request a loan, withdrawal or exchange transaction. If the request is received before 4:00 p.m.(ET), it will receive that day's trade date. Calls received after 4:00 p.m.(ET) on a business day or non-business day will be processed on a next business-day basis.

II.  Restrictions

     (A) GICs

     1.   Loan transactions are not permitted.

     2. Withdrawal transactions will be processed on a weekly basis at each Friday's net asset value (NAV). Withdrawal requests made after 4 p.m. ET each Friday will be processed at the following Friday's NAV.

     3.   Exchanges out of Class Year Contract 1995 are not permitted.

     (B) Sponsor Stock - Investments in the Ford and Associates Stock Funds will consist primarily of shares of Ford and Associates Stock respectably. However, in order to satisfy daily participant requests for exchanges, loans and withdrawals, the Stock Funds will also hold cash or other short-term liquid investments in an amount that has been agreed to in writing by the Sponsor and the Trustee. The Trustee will be responsible for ensuring that the percentage of these investments falls within the agreed upon range over time. However, if there is insufficient liquidity in the Stock Funds to allow for such activity, the Trustee will sell shares of Stock in the open market. In this case exchange and redemption transactions will be processed as soon as proceeds from the sale of the Stock are received.

     (C) Common Stock Fund and Bond Fund - Investments in the Common Stock and Bond Funds will consist of units in the Comerica and Wells Fargo commingled pools respectively. However, in order to satisfy daily participant requests for exchanges, loans and withdrawals, these Funds will also hold cash or other short-term liquid investments in an amount that has been agreed to in writing by the Sponsor and the Trustee. The Trustee will be responsible for ensuring that the percentage of these investments falls within the agreed upon range over time. However, if there is insufficient liquidity in either Fund to allow for such activity, the Trustee will be required to sell shares of the "investment component" of the Fund (as defined in Schedule K) to meet the requests. Exchange and redemption transactions will be processed as soon as proceeds from the sale of the investment component are received.

                                 SCHEDULE "G-1"

                              INVESTMENT GUIDELINES
                          FOR THE INTEREST INCOME FUND
                 (FIDELITY MANAGEMENT TRUST COMPANY GUIDELINES)



I.  OBJECTIVE

The investment objective for the Interest Income Fund ("IIF") is to provide a relatively high fixed-income yield with little market-related risk. Of primary importance is the preservation of both invested principal and earned interest. Secondary to the preservation of capital is the need to generate, over time, a composite yield in excess of short-term yields available in the marketplace.

II.  DESCRIPTION OF THE INTEREST INCOME FUND

The IIF is a diversified book value fund comprised of the following investments types (described below in more detail): Guaranteed Investment Contracts ("GICs"), individual fixed-income securities, and units in commingled pools managed by Fidelity Management Trust Company in its capacity as Investment Manager (hereafter "FMTC" ). The IIF will also be invested in a Short-Term Investment Fund ("STIF") for liquidity purposes.

In conjunction with the investment types described above, FMTC shall purchase constant-duration synthetic contracts (hereafter "synthetic contracts") to ensure that the IIF is fully benefit-responsive and accounted for at book-value. The IIF will be divided among these synthetic contracts on a pro-rata basis and the contracts will provide a fixed rate of return each calendar year.

FMTC shall invest the IIF within the ranges indicated below, realizing that such allocations will be achieved over a reasonable time period:

             GICs                                                  0% to 25%
             Individual fixed-income securities                   25% to 50%
             Commingled Pool Units *                              48% to 52%
             STIF                                                  1% to  3%

* If greater than 50% of the IIF is invested in commingled pool units, then FMTC shall not purchase additional units until the amount invested falls below 50%. If the commingled pool units exceed 52%, then the FMTC shall periodically rebalance the IIF by selling the excess over 52% at fair market value. The proceeds of such sale will be reinvested in GICs, individual fixed-income securities or STIF.

III.  PERMISSIBLE INVESTMENTS AND LIMITATIONS

         A.  GICS

GICs are book-value, benefit-responsive investment contracts issued by insurance companies, banks and other institutions that guarantee the payback of principal at full book value. GICs are unsecured agreements backed by the assets of the issuer. The three types of permissible GICs are:

     1. Standard GICs: invested principal and earned interest are guaranteed for the full term of investment.

     2. Indexed and/or Structured GICs: interest and maturity may be adjusted periodically according to a published index.

     3. Participating GICs: interest adjusted periodically to reflect the performance of an underlying portfolio of assets in the general account of the issuer.

Credit Limitations

GICs for the IIF will be limited to those issuers whose creditworthiness has been approved by the FMTC at the time of purchase. Such approval will be given only to those issuers having substantial asset basis and adequate surplus assets to assure financial strength under adverse conditions. A copy of the current FMTC credit standards is available upon request.


Diversification

FMTC will seek to diversify holdings among issuers and investment types to avoid unwise concentrations of risk. Investment exposure to any single GIC issuer shall not exceed 2.5% of the IIF assets managed by FMTC. FMTC's dynamic diversification guidelines utilize multiple categories of issuers rated as to maturity limits, percentage of client's portfolio and percentage of issuer's surplus or net worth. A copy of the current FMTC diversification standards is available upon request.

     B.   SECURITIES

     1.   Individual Fixed-Income Securities

     FMTC will invest in high quality individual fixed-income securities for the IIF. Such securities will be owned directly by the Plan, and the Plan assumes default risk on the security. The minimum credit quality of any security at the time of purchase will be "AA-" by at least one of the major rating agencies. The expected final maturity of any security purchased shall not exceed seven years.

Below is a list including, but not limited to, the securities types which may be purchased for the IIF:

                  -  Asset-backed securities
                  -  Collateralized Mortgage Obligations (CMOs)
                  -  Commercial Paper rated A1/P1 or higher
                  -  Corporate Notes and Bonds
                    -  Mortgage-backed Securities
                  -  U.S. Government Agencies
                  -  U.S. Treasury Securities

     Except for U.S. Treasuries, U.S. Government Agency, and U.S. Government sponsored issuers, investment exposure to any single issuer shall not exceed 2.5% of the IIF assets managed by FMTC.

     FMTC may also invest in ARMs, Treasury Bills, Notes, and Bonds, (including Treasury STRIPS), U.S. Agency mortgage-backed securities, excluding
     IO's and PO's, Inverse Floaters, Super Floaters, residuals, structured notes, futures and options. Any exception to the above exclusions shall not be permitted unless agreed to in writing by the wrap issuer, the Investment Manager.

         2.   Commingled Pool Units

Initially, the IIF will be invested in units of the Fidelity Short Duration/Diversified Collective Trust according to the Investment Guidelines referred to in Schedule I-2.

FMTC may invest in other commingled pool units provided these Investment Guidelines are amended accordingly.


         C.  STIF

To assure sufficient liquidity for the IIF, FMTC will invest in money market portfolios including commingled pools and mutual funds, offered by FMTC or its affiliates.

         D.  CONSTANT DURATION SYNTHETIC AGREEMENTS

FMTC will purchase synthetic contracts for all of the investment types described above. Such contracts do not guarantee the underlying investments (described in A and B above) purchased on behalf of the Plan. FMTC will purchase such synthetic contracts from third party issuers (usually an insurance company, bank, or brokerage firm) approved by FMTC at the time of purchase.

IV.  WITHDRAWAL HIERARCHY FOR BENEFIT PAYMENTS

The withdrawal hierarchy for benefit payments from the IIF shall be as follows:
(1) STIF, (2) Commingled pool units, (3) individual fixed-income securities, and
(4) GICs.

                                 SCHEDULE "G-2"

                          INVESTMENT GUIDELINES FOR THE
              FIDELITY SHORT DURATION/DIVERSIFIED COLLECTIVE TRUST


The Fidelity Short Duration/Diversified Collective Trust seeks to add incremental return above a selected benchmark (either a published index or a customized benchmark) while matching the benchmark in terms of duration and risk parameters. The Sponsor acknowledges that it has received a copy of the terms of the Fidelity Group Trust and terms of the Declaration of Separate Fund for the Short Duration/Diversified Collective Trust.

                                  Schedule "H"
                    OPERATIONAL PROCEDURES FOR THE VALUATION
                     OF THE FORD MOTOR COMPANY SAVINGS PLAN
                           COMMON STOCK AND BOND FUNDS


Effective November 1, 1995, the Trustee shall follow the operating procedures described below for two Plan investment options: the Common Ford Fund and the Bond Fund. Individually, each investment option shall be referred to below as a "Fund". Collectively, they shall be referred to as "the Funds".

The Common Ford Fund shall be managed by Comerica, a bank, as defined in the Investment Advisers Act of 1940. At the direction of Comerica, the Common Ford Fund shall be invested in several Comerica Commingled Pools. Each pool selected by Comerica shall hereinafter be referred to as an "investment component" of the Fund. In addition to Comerica Commingled Pools, the Common Stock fund shall also be invested in, Fidelity Institutional Cash Portfolios; Money Market Portfolio; Class A Shares. This investment shall hereinafter be referred to as the "liquidity component" of the Fund.

The Bond Fund shall be comprised of the Wells Fargo U.S. Debt Index Commingled Pool, and Fidelity Institutional Cash Portfolios; Money Market Portfolio; Class A Shares ("FICAP"). The Wells Fargo pool shall hereinafter be known as "the investment component", and FICAP, the "liquidity component", of the Bond Fund.

From time to time, the Sponsor and the Trustee shall mutually agree as to a target percentage and drift allowance of the liquidity components of the Funds. The Trustee shall debit or credit, whichever the case may be, all net participant activity from/to the liquidity components of the Funds. Once this daily activity has been transacted, the Trustee shall determine whether the percentage held in the liquidity component falls within the agreed upon range over time, and the Trustee shall inform Comerica or Wells Fargo to the extent that a sale or purchase is necessary to maintain the agreed upon range.

The Trustee shall also maintain the unitization of the Funds in the Master Trust. Unitization incorporates the blending of the prices of the investment component(s) of each Fund with the value of the liquidity component, to determine an overall Net Asset Value ("NAV") per unit for each Fund. In to ensure that each Fund's NAV is correctly entered into the recordkeeping system within the time frame required, the following will apply:

     o Comerica and Wells Fargo, for their respective pools, must provide to FMTC, via facsimile, the price for each investment component by 6:00 P.M. Eastern Time each day the NYSE is open. Comerica and Wells Fargo are required to fax the daily price(s), of each investment component, even if the price(s) has/have not changed from the previous day.

     o If any price is not received by 6:00 P.M. Eastern Time, FMTC is authorized to use the last available price provided to it.

     o The investment components must be available for trading on all NYSE business days and may not have any trading restrictions.

     o Notification via facsimile must be provided by Comerica and Wells Fargo to FMTC on X-Date when income is paid in cash or in-kind and/or reinvested in their pools, or if any corporate action should be reflected in the price of any investment component.

     o In the event that Comerica or Wells Fargo provides an incorrect price(s) and said error causes a material monetary loss to any participant account, Comerica/Wells Fargo shall be responsible for (1) compensating the account(s) so that any participant who has incurred such a loss shall be made whole and (2) compensating FMTC for any expense incurred in determining the financial impact of the failure on participant accounts and taking corrective action in accordance with instructions from Comerica/Wells Fargo or the Sponsor.

     o In the event that participant accounts gain from an incorrect price or failure to provide information as listed immediately above, FMTC shall only adjust such accounts in accordance with instructions from Comerica/Wells Fargo or the Sponsor and provided that Comerica/Wells Fargo or the Sponsor assumes responsibility for any expenses incurred by FMTC in adjusting accounts or attempting to recover overpayments from participants who received a distribution during the relevant period.

     o At the Named Fiduciary's direction, FMTC will accrue and deduct from any Fund's NAV any fees or expenses which may be incurred.

     o Upon consultation with the Sponsor, FMTC reserves the right to determine whether it will be able to continue to administer the investment components on an ongoing basis.

     o FMTC will coordinate the trading requirements for purchasing and redeeming shares with Comerica and Wells Fargo.

                                  Schedule "I"

                     Flexible Dividend Operating Procedures

     The Company and the Trustee hereby agree that the flexible dividend program with respect to the Ford Stock Fund and the Associates Stock Fund shall be administered in accordance with the following procedures.

     1. The Company shall, as soon as practical, inform the Trustee of the expected dividend dates (record date, ex-dividend date and payment date), and the anticipated amount of the dividend.

     2. Before the first ex-dividend date to which the flexible dividend program applies, the Company will solicit from Participants (including certifications as to taxpayer identification number and backup withholding status on a Form W-9 or such other form as may be acceptable to the Internal Revenue Service), and shall direct Participants to return such instructions to the Trustee in sufficient time for the Trustee to establish the dividend processing system described below. Such instructions shall establish the dividend processing system described below. Such instructions shall include the percentage, if any, of dividends to be paid in cash .

     3. The Trustee shall determine the amount of dividends attributable to each Participant invested in the Ford and Associates Stock Funds on their respective ex-dividend date as follows: The Trustee shall calculate the dividend per unit in the fund by dividing the total dividend received on shares held by the fund by the total number of units outstanding on ex-dividend date. The amount of dividend attributable to each Participant shall be determined by multiplying the dividend per unit by the amount of units held by each Participant on ex-dividend date.

     4. On the applicable ex-dividend date, the Trustee shall accrue a dividend receivable on a dividend distribution payable to the Ford and Associates Stock Funds.

     5. On the dividend payment date, the Trustee shall, with respect to Participants who have elected to have their dividends reinvested, retain such amounts in the Ford Stock Fund and/or the Associates Stock Fund, and will allocate additional units of the fund to such Participants in proportion to the amount of dividends attributable to their accounts. The number of units to be allocated to each such Participant shall be determined using the NAV of the Ford Stock Fund or the Associates Stock Fund on payment date (which is net of dividends to be reinvested).

     6. With respect to the amounts that are to be reinvested in the Ford Stock Fund or the Associates Stock Fund, the Trustee shall accomplish reinvestment in shares via the Ford Stock Fund and the Associates Stock Fund Dividend Reinvestment and Common Share Purchase Plan ("DRP"). Amounts to be reinvested in the Ford Stock Fund and the Associates Stock Fund shall be carried as a receivable in the Ford Stock Fund and the Associates Stock Fund until such time as shares are delivered and the share price calculated pursuant to the terms of the DRP.

     7. The Trustee will withhold as required with respect to cash dividends on the dividend payment date, will remit such amounts withheld as required by the Internal Revenue Service and at year end will issue Forms 1099 DIV to Participants who have elected to receive cash dividends, and report such amounts to the Internal Revenue Service.

     8. The Trustee will inform the Company of those Participants who have elected to make an offsetting deferral of earnings and the Company shall remit those amounts to the Trustee with other deferral amounts. Those amounts will be invested in accordance with the most recent investment elections on file for affective Participants.

     9. After the initial election, Participants who wish to change their election shall make such change by telephone, in accordance with the Telephone Exchange Guidelines.

                                        -43-